Exhibit 99.2

GenOn Energy, Inc.

Non-GAAP Financial Measures

In our earnings release, we use certain non-GAAP financial measures.  We think that these non-GAAP financial measures provide meaningful representations of our consolidated operating and financial performance and are useful to us and investors, analysts, rating agencies, banks and other parties in facilitating the analysis of our results of operations from one period to another, comparing our performance to our peers and providing a more complete understanding of factors and trends affecting our business.  However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies.  The non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures.  Investors should review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Adjusted Net Income/Loss

Adjusted net income/loss represents our net income/loss adjusted for net unrealized gains and losses on derivative financial instruments and certain other items discussed below.

Management generally evaluates our operating results excluding the effect of unrealized gains and losses on our derivative financial instruments.  None of our derivative financial instruments recorded at fair value is designated as a hedge (other than our interest rate swaps) and changes in their fair values are recognized currently in income as unrealized gains or losses.  As a result, our financial results are, at times, volatile and subject to fluctuations in value primarily because of changes in forward electricity and fuel prices.  Adjusted net income /loss also excludes, as applicable:  (a) Mirant/RRI Merger-related costs, (b) lower of cost or market adjustments to our commodity inventories, net of recoveries, (c) impairment losses, (d) gain/loss on early extinguishment of debt, (e) large scale remediation and settlement costs, (f) major litigation costs, net of recoveries, (g) costs to deactivate generating facilities, (h) advance settlement of an out-of-market contract obligation, (i) reversal of Potomac River obligation under the 2008 agreement with the City of Alexandria, and (j) certain other items.  We adjust for the subsequent benefit created by commodity inventory utilized in operations that were subject to prior period lower of cost or market adjustments.  We exclude or adjust for these items to provide a more meaningful representation of our ongoing results of operations.

Adjusted EBITDA

EBITDA consists of net income/loss before interest, taxes, depreciation and amortization.  We calculate adjusted EBITDA to reflect EBITDA adjusted for the same adjustments, as applicable, used in deriving adjusted net income/loss.  Adjusted EBITDA is a measure commonly used in our industry, and we present adjusted EBITDA to enhance the understanding of our operating performance.  We view adjusted EBITDA as providing a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of assets among otherwise comparable companies.  Adjusted EBITDA is also a key performance metric in our employee incentive compensation structure for annual bonuses.